The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying index supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 3, 2021

Citigroup Global Markets Holdings Inc.	May----, 2021 Medium-Term Senior Notes, Series N Pricing Supplement No. 2021-USNCH7582 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Market-Linked Notes Based on the Fidelity Multifactor Yield Index 5% ER Due June 1, 2026

Overview

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of the Fidelity Multifactor Yield Index 5% ER (the “Index”) from the initial index level to the final index level.

▪	If the Index appreciates from the initial index level to the final index level, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate specified below. However, if the Index remains the same or depreciates, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. The notes are designed for investors who are willing to forgo interest on the notes and accept the risk of not receiving any return on the notes in exchange for the possibility of a positive return at maturity based on the performance of the Index. Even if the Index appreciates from the initial index level to the final index level, so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	In order to obtain the exposure to the Index that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Index:	The Fidelity Multifactor Yield Index 5% ER (ticker symbol: “FIDMFYDN”)
Stated principal amount:	$1,000 per note
Pricing date:	May 27, 2021
Issue date:	June 2, 2021. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:	May 27, 2026, subject to postponement if such date is not an index business day
Maturity date:	June 1, 2026
Payment at maturity:	For each note you hold at maturity, the $1,000 stated principal amount plus the note return amount, which will be either zero or positive
Note return amount:

▪  If the final index level is greater than the initial index level:
$1,000 × the index return × the upside participation rate

▪  If the final index level is less than or equal to the initial index level:
$0

Initial index level:	, the closing level of the Index on the pricing date
Final index level:	The closing level of the Index on the valuation date
Index return:	The percentage change in the closing level of the Index from the pricing date to the valuation date, calculated as follows: (i) final index level minus initial index level, divided by (ii) initial index level
Upside participation rate:	At least 100%. The actual upside participation rate will be determined on the pricing date.
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17329FPZ1 / US17329FPZ17
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000.00	$12.50	$987.50
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $912.00 per note, which will be less than the issue price.  The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance.  See “Valuation of the Notes” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $12.50 for each note sold in this offering.  The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee.  For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per note proceeds to issuer indicated above represent the minimum per note proceeds to issuer for any note, assuming the maximum per note underwriting fee. As noted above, the underwriting fee is variable.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying index supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Index Supplement No. IS-08-01 dated December 28, 2020	Prospectus Supplement and Prospectus each dated May 14, 2018

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. This pricing supplement is intended to be read together with the accompanying index supplement, prospectus supplement and prospectus, which are available via the hyperlinks on the cover page of this pricing supplement.  The accompanying index supplement, prospectus supplement and prospectus contain important information that is not included in this pricing supplement, including:

•	a more detailed description of the Index, beginning on page IS-21 of the accompanying index supplement;

•	more detailed risk factors relating to the Index, beginning on page IS-10 of the accompanying index supplement;

•	information about the Fidelity U.S. Equity Income Factor Index TR, beginning on page IS-31 of the accompanying index supplement;

•	a description of the 10Y US Treasury Futures Market Tracker Index (together with the Fidelity U.S. Equity Income Factor Index TR, the “Constituents”), beginning on page IS-46 of the accompanying index supplement;

•	the Index rules that govern the calculation of the 10Y US Treasury Futures Market Tracker Index, found in Annex A to the accompanying index supplement;

•	general terms of the notes, including terms relating to the potential postponement of the determination of the final index level and the maturity date upon the occurrence of a market disruption event and terms specifying the consequences of the discontinuance of the Index, beginning on page IS-15 of the accompanying index supplement; and

•	considerations for certain employee benefit plans or investors that are investing with assets of such plans, beginning on page IS-52 of the accompanying index supplement.

Certain terms used but not defined in this pricing supplement are defined in the accompanying index supplement.

Prospectus. The first sentence of “Description of Debt Securities—Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).
PS-2

Citigroup Global Markets Holdings Inc.

Summary Index Description

All information contained in this pricing supplement regarding the Fidelity Multifactor Yield Index 5% ER (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from information provided by Fidelity Product Services LLC (the “Index Sponsor”), without independent verification.  This information reflects the policies of, and is subject to change by, the Index Sponsor.  The Index is calculated by S&P Dow Jones, acting as Index Calculation Agent (the “Index Calculation Agent”).  The Index Sponsor has no obligation to continue to publish the Index and may discontinue publication of the Index at any time.  The Index launched on December 11, 2019 and, therefore, has a limited performance history.

The Index tracks the performance of a hypothetical investment portfolio, where the allocations within that portfolio are adjusted as often as daily in accordance with the rules described below and in more detail in the accompanying index supplement, less an index fee of 0.50% per annum.  The Index dynamically allocates exposure within its hypothetical investment portfolio among the following three hypothetical investment allocations (each, an “Allocation”):

•	Equity Allocation: The Equity Allocation consists of the Fidelity U.S. Equity Income Factor Index TR (the “Equity Index”), less a daily excess return deduction at a rate equal to the federal funds effective rate. The Equity Index is in turn composed of the following six Fidelity “Factor Indices”. Each Factor Index is composed of stocks selected on the basis of a specified investment factor, as described in more detail under “Description of the Fidelity U.S. Equity Income Factor Index TR” in the accompanying index supplement.

Factor Index	Weight Within Equity Index
Fidelity High Dividend Index	45%
Fidelity U.S. Momentum Factor Index	15%
Fidelity U.S. Value Factor Index	10%
Fidelity U.S. Quality Factor Index	10%
Fidelity U.S. Low Volatility Factor Index	10%
Fidelity Small-Mid Multifactor Index	10%

•	Fixed Income Allocation: The Fixed Income Allocation consists of a hypothetical allocation between the 10Y US Treasury Futures Market Tracker Index (the “Treasury Index”) and uninvested cash. The Treasury Index, which is published by an affiliate of ours, tracks the performance of a hypothetical investment, rolled quarterly, in a near-maturity U.S. Treasury note futures contract referencing U.S. Treasury notes with a remaining term to maturity of between 6.5 years and 10 years. The Fixed Income Allocation may allocate as much as 100% of its exposure to the Treasury Index, or as little as 50%. At any time when the Fixed Income Allocation has less than 100% exposure to the Treasury Index, the remainder will be hypothetically allocated to uninvested cash, which generates no return. The Index determines how much exposure within the Fixed Income Allocation to allocate to the Treasury Index, and how much to uninvested cash, at any time based on a measure of the trend in the level of the Treasury Index over the previous four months.

•	Uninvested Allocation: The Index may allocate a portion of its exposure to hypothetical uninvested cash, which generates no return, in an attempt to maintain a target volatility for the Index of 5%. The Uninvested Allocation is in addition to any allocation to uninvested cash that may be included in the Fixed Income Allocation. The reference to “5%” in the name of the Index is to this 5% target volatility.

The Equity Allocation and the Fixed Income Allocation together make up the “Base Allocation” in the Index.  The Base Allocation and the Uninvested Allocation at any time together make up the hypothetical investment portfolio tracked by the Index at that time, which we refer to as the “Selected Portfolio” at that time.  The Index determines how to allocate exposure between the Base Allocation and the Uninvested Allocation within the Selected Portfolio based on the realized volatility of the Base Allocation, measured as described in the accompanying index supplement.  If the realized volatility of the Base Allocation was greater than 5%, then the Index will allocate exposure within the Selected Portfolio to the Uninvested Allocation in an attempt to reduce the volatility of the Index to 5%.  If the realized volatility of the Base Allocation was less than 5%, then there will be no Uninvested Allocation within the Selected Portfolio, and instead the Selected Portfolio will have leveraged exposure to the Base Allocation, up to a maximum of 150%.

Within the Base Allocation, the Index allocates weight between the Equity Allocation and the Fixed Income Allocation in inverse proportion to their respective realized volatilities, measured as described in the accompanying index supplement.  In other words, the Index will allocate greater weight to the Allocation with lower realized volatility, and vice versa.  For example, if the realized volatility of the Equity Allocation was four times greater than that of the Fixed Income Allocation, then the weight of the Fixed Income Allocation within the Base Allocation would be four times greater than that of the Equity Allocation. In this example, the Fixed Income Allocation would make up 80% of the Base Allocation, and the Equity Allocation would make up the remaining 20%.  The Fixed Income Allocation is likely to have significantly lower realized volatility than the Equity Allocation in most market environments, and as a result the Fixed Income Allocation is likely to make up significantly more of the Base Allocation than the Equity Allocation.

The chart below illustrates the composition of five hypothetical Selected Portfolios, assuming various combinations of:

PS-3

Citigroup Global Markets Holdings Inc.

•	the realized volatility of the Base Allocation, which determines the allocation within the Selected Portfolio between the Base Allocation (consisting of the Equity Allocation and the Fixed Income Allocation) and the Uninvested Allocation (which consists of hypothetical uninvested cash), or the degree of leverage to be applied to the Base Allocation;

•	the ratio of the realized volatility of the Equity Allocation to the realized volatility of the Fixed Income Allocation, which determines the allocation within the Base Allocation between the Equity Allocation and the Fixed Income Allocation; and

•	the number of days (out of 5) in the relevant Trend Observation Period in which the Trend Signal was “1”, indicating an absence of a sustained decline in the Treasury Index, which determines the allocation within the Fixed Income Allocation between the Treasury Index and hypothetical uninvested cash.

The chart is intended solely for the purpose of illustrating how various Allocations together make up a Selected Portfolio, depending on the realized volatility of the Base Allocation, the Equity Allocation and the Fixed Income Allocation and what the Trend Signal was on each day during the Trend Observation Period.  It does not show all possible compositions of the Selected Portfolio and is not an indication of what the composition of the Selected Portfolio may be at any given point in time.

As discussed in “Description of the 10Y US Treasury Futures Market Tracker Index” in the accompanying index supplement, the Treasury Index tracks the performance of a hypothetical investment, rolled quarterly, in a near-maturity U.S. Treasury note futures contract referencing U.S. Treasury notes with a remaining term to maturity of between 6.5 years and 10 years.  The value of the relevant U.S. Treasury note futures contract will fluctuate with changes in the market value of the underlying U.S. Treasury notes.  In general, the value of a U.S. Treasury note will fall as market interest rates rise, and rise as market interest rates fall.  However, the value of a U.S. Treasury note futures contract will also fluctuate based on factors that are unique to a futures contract, such as supply and demand in the futures market, the time remaining to the maturity of the futures contract and market interest rates over the term of the contract.  These factors are likely to cause a position in a U.S. Treasury note futures contract to reflect an implicit financing cost, which will lower the return on the futures contract as compared to a direct investment in the underlying U.S. Treasury notes.  Accordingly, we expect the performance of the Treasury Index to generally reflect changes in the value of the underlying U.S. Treasury notes, as reduced by an implicit financing cost.  We expect the implicit financing cost to rise if market interest rates rise.

In determining the performance of the Equity Allocation, a rate equal to the federal funds effective rate will be deducted from the daily performance of the Equity Index.  We refer to this deduction, together with the implicit financing cost reflected in the Treasury Index, as the “excess return deduction”.  The excess return deduction is likely to cause the performance of the Base Allocation as measured for purposes of the Index to be significantly less than the actual performance of the stocks included in the Equity Index and the U.S. Treasury notes underlying the U.S. Treasury futures that make up the Treasury Index.  The impact of the excess return deduction will increase if market interest rates rise.  The performance of the Index will also be reduced on a daily basis by an index fee of 0.50% per annum.

This section contains only a summary description of the Index and does not describe all of its important features in detail. Before investing in the notes, you should carefully review the more detailed description of the Index contained in the section “Description of the Fidelity Multifactor Yield Index 5% ER” in the accompanying index supplement.

PS-4

Citigroup Global Markets Holdings Inc.

The Index methodology is subject to important risks.  These risks are described in the section “Key Risks Relating to the Index” in this pricing supplement.  A few of the key risks are briefly summarized below:

•	There can be no assurance that the Index’s dynamic allocation strategy will outperform any other investment strategy that could have been followed.

•	The Index is likely to significantly underperform equity markets in a bull market for equities. This is because the Base Allocation is likely to have significantly more exposure to the Treasury Index than to the Equity Index. Although the Treasury Index is generally expected to be a lower-risk allocation than the Equity Index, it also has less return potential. In addition, a significant portion of the Index may be hypothetically uninvested at any point in time, and no return will accrue on that portion.

•	The Equity Allocation has a different makeup than the broader equity market and may underperform the broader equity market.

•	The Treasury Index has significant downside potential, particularly in a rising interest rate environment.

•	The excess return deduction and index fee will place a drag on the performance of the Index, offsetting any appreciation of the stocks in the Equity Index and U.S. Treasury notes underlying the Treasury Index, exacerbating any depreciation and causing the level of the Index to decline steadily if the value of those stocks and U.S. Treasury notes remains relatively constant.

For more information about the important risks affecting the Index, you should carefully read the section “Summary Risk Factors—Key Risks Relating to the Index” in this pricing supplement and “Risk Factors Relating to the Index” in the accompanying index supplement.

We refer to each Allocation as “hypothetical” because there are no actual assets to which any investor is entitled.  The Index is merely a mathematical calculation that is performed by reference to the hypothetical Allocations.

PS-5

Citigroup Global Markets Holdings Inc.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical index returns.  The diagram assumes that the upside participation rate will be set at the lowest value indicated on the cover page of this pricing supplement.  The actual upside participation rate will be determined on the pricing date.

Market-Linked Notes Payment at Maturity Diagram

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the notes, assuming the various hypothetical final index levels indicated below.  The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the notes will be.  The actual payment at maturity will depend on the actual final index level.

The examples below are based on a hypothetical initial index level of 100 and do not reflect the actual initial index level.  For the actual initial index level, see the cover page of this pricing supplement.  We have used this hypothetical level, rather than the actual level, to simplify the calculations and aid understanding of how the notes work.  However, you should understand that the actual payment at maturity on the notes will be calculated based on the actual initial index level, and not the hypothetical level indicated below.  The examples assume that the upside participation rate will be set at the lowest value indicated on the cover page of this pricing supplement.  The actual upside participation rate will be determined on the pricing date.

Example 1—Upside Scenario. The final index level is 110 (a 10% increase from the initial index level), which is greater than the initial index level.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + ($1,000 × the index return × the upside participation rate)

= $1,000 + ($1,000 × 10% × 100%)

= $1,000 + $100

= $1,100

Because the Index appreciated by 10% from the initial index level to the final index level, your total return at maturity in this scenario would be 10%.

Example 2—Par Scenario. The final index level is 90 (a 10% decrease from the initial index level), which is less than the initial index level.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + $0

= $1,000

Because the Index depreciated from the initial index level to the final index level, the payment at maturity per note would equal the $1,000 stated principal amount per note and you would not receive any positive return on your investment.

PS-6

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the Index.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page IS-8 in the accompanying index supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Key Risks Relating to the Notes

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the Index appreciates from the initial index level to the final index level. If the final index level is equal to or less than the initial index level, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if the Index appreciates from the initial index level to the final index level, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the Index declines or does not appreciate sufficiently from the initial index level to the final index level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	Your payment at maturity depends on the closing level of the Index on a single day. Because your payment at maturity depends on the closing level of the Index solely on the valuation date, you are subject to the risk that the closing level of the Index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the Index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the Index, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering

PS-7

Citigroup Global Markets Holdings Inc.

of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the closing levels and volatility of the Index and a number of other factors, including general market interest rates, the time remaining to maturity of the notes and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the closing levels of the Index may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the notes and may do so in the future, and any such research, opinions or recommendations could adversely affect the level of the Index. CGMI and other of our affiliates may publish research from time to time relating to the financial markets, any of the stocks and U.S. Treasury futures contracts underlying the Index or the hypothetical investment methodology of the Index. Any research, opinions or recommendations provided by CGMI may influence the price of any of the stocks and U.S. Treasury futures contracts underlying the Index, and they may be inconsistent with purchasing or holding the notes. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the stocks and U.S. Treasury futures contracts underlying the Index, the Index itself and the merits of investing in the notes.

PS-8

Citigroup Global Markets Holdings Inc.

▪	The price of a stock or U.S. Treasury futures contract underlying the Index may be affected by our or our affiliates’ hedging and other trading activities. In anticipation of the sale of the notes, we expect to hedge our obligations under the notes directly or through one of our affiliates, which may involve taking positions directly in the stocks or U.S. Treasury futures contracts underlying the Index or other instruments that may affect the values of such stocks and futures contracts. We or our counterparties may also adjust this hedge during the term of the notes and close out or unwind this hedge on or before the valuation date, which may involve, among other things, us or our counterparties purchasing or selling such stocks and futures contracts or other instruments. This hedging activity on or prior to the pricing date could potentially affect the values of the stocks and U.S. Treasury futures contracts underlying the Index on the pricing date and, accordingly, potentially increase the initial index level, which may adversely affect your return on the notes. Additionally, this hedging activity during the term of the notes, including on or near the valuation date, could negatively affect the level of the Index and, therefore, adversely affect your payment at maturity on the notes. This hedging activity may present a conflict of interest between your interests as a holder of the notes and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI or, if applicable, any other entity may be willing to purchase your notes in a secondary market transaction.

We and our affiliates may also trade the stocks and U.S. Treasury futures contracts underlying the Index and/or other instruments that may affect the values of such stocks and futures contracts on a regular basis (taking long or short positions or both), for our or their accounts, for other accounts under management or to facilitate transactions, including block transactions, on behalf of customers.  As with our or our affiliates’ hedging activity, this trading activity could affect the prices of the stocks and U.S. Treasury futures contracts underlying the Index on the valuation date and, therefore, adversely affect the performance of the Index and the notes.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our or our affiliates’ business activities. We or our affiliates may currently or from time to time engage in business with the issuers of the stocks that are included in the Equity Index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. We do not make any representation or warranty to any purchaser of the notes with respect to any matters whatsoever relating to our or our affiliates’ business with any such issuer. Moreover, if we or any of our affiliates are or become a creditor of any such issuer or otherwise enter into any transaction with any such issuer in the regular course of business, we or such affiliate may exercise any remedies against such issuer that are available to them without regard to the impact on your interests as a holder of the notes.

▪	The notes calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, CGMI, as notes calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the notes calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. Such judgments could include, among other things:

▪	determining whether a market disruption event exists on the valuation date with respect to any Constituent of the Index;

▪	if the Index level is not published by the Index Calculation Agent or if a market disruption event exists with respect to any Constituent of the Index on the valuation date, determining the closing level of the Index with respect to that date, which may require the notes calculation agent to make a good faith estimate of the value of one or more Constituents of the Index if the market disruption event is continuing on the Backstop Date; and

▪	selecting a successor index or performing an alternative calculation of the closing level of the Index if the Index is discontinued.

Any of these determinations made by our affiliate, in its capacity as notes calculation agent, may adversely affect any payment owed to you under the notes.

▪	Discontinuance of the Index could adversely affect the value of the notes. The Index Sponsor is not required to publish the Index throughout the term of the notes. The Index Sponsor may permanently cancel the Index. See “Description of the Notes” in the accompanying index supplement for more information. If the Index is discontinued, the notes calculation agent will have the sole discretion to substitute a successor index that uses the same or a substantially similar formula for and method of calculation as used in the discontinued Index and is not precluded from considering other indices that are calculated and published by the notes calculation agent or any of its affiliates. Any such successor index may not perform favorably.

If the Index Sponsor (i) announces that it will make a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index (other than a modification prescribed in that formula or method to maintain the Index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels the Index and no successor index is chosen, then the notes calculation agent will calculate the level of the Index on each subsequent date of determination in accordance with the formula for and method of calculating the Index last in effect prior to the change or

PS-9

Citigroup Global Markets Holdings Inc.

cancellation.  For purposes of such calculation, if any Factor Index has been materially modified or permanently cancelled, the notes calculation agent will use its good faith estimate of the level of such Factor Index, but taking into account only those securities in the Factor Index and their respective weightings as of immediately prior to such material modification or cancellation.

Notwithstanding these alternative arrangements, the discontinuance or material modification of the Index could adversely affect the value of the notes.

Key Risks Relating to the Index

The following is a summary of key risks relating to the Index.  The summary below should be read together with the more detailed risk factors relating to the Index described in “Risk Factors Relating to the Notes” in the accompanying index supplement.  The following discussion of risks should also be read together with the section “Description of the Fidelity Multifactor Yield Index 5% ER” in the accompanying index supplement, which defines and further describes a number of the terms and concepts referred to below.

▪	The Index may not be successful and may underperform alternative investment strategies. There can be no assurance that the Index will achieve positive returns over any period. The Index tracks the performance of a hypothetical investment portfolio (the Selected Portfolio), where the allocations within that portfolio are adjusted as often as daily in accordance with the rules described in the section “Description of the Fidelity Multifactor Yield Index 5% ER” in the accompanying index supplement. The performance of the Index over any period will depend on the performance of the Selected Portfolio over that time period, as adjusted daily, and subject to the excess return deduction and index fee, all as more fully described in the section “Description of the Fidelity Multifactor Yield Index 5% ER” in the accompanying index supplement. In general, if the stocks and the U.S. Treasury notes underlying the U.S. Treasury note futures that make up the Selected Portfolio appreciate over a period by more than the excess return deduction and index fee, the level of the Index will increase, and if they depreciate over that period or appreciate by less than the excess return deduction and index fee, the level of the Index will decrease. The performance of the Index may be less favorable than alternative investment strategies that could have been implemented, including an investment in a passive index fund.

▪	The Index is likely to significantly underperform equities in rising equity markets. It is likely that most of the Selected Portfolio will be allocated to the Treasury Index and/or hypothetical uninvested cash at all times, with only a minority allocation to the Equity Allocation. Within the Base Allocation, the Equity Allocation and the Fixed Income Allocation will each be weighted in inverse proportion to their respective realized volatilities. Because the Equity Allocation is likely to be significantly more volatile than the Fixed Income Allocation, the weight of the Fixed Income Allocation within the Base Allocation is likely to be significantly greater than that of the Equity Allocation. Moreover, pursuant to the Index’s volatility targeting feature, a portion of the Selected Portfolio may be allocated to the Uninvested Allocation, which represents an allocation to hypothetical uninvested cash. Because the Selected Portfolio is likely to have only a minority allocation to the Equity Allocation at all times, the Selected Portfolio will participate to only a limited degree in any appreciation of the Equity Allocation. As a result, the Index is likely to significantly underperform equities in rising equity markets.

▪	The Equity Allocation may underperform the broader equity market. The Equity Allocation consists of the Fidelity U.S. Equity Income Factor Index TR, which is composed of six Fidelity “factor” indices (each, a Factor Index), less an excess return deduction. The stocks that make up the Factor Indices are chosen on the basis of high dividend, low volatility, momentum, quality and value investment factors, as described in more detail under “Description of the Fidelity U.S. Equity Income Factor Index TR” in the accompanying index supplement. These stocks may not be representative of the broader equity market, and as a result their performance could be materially worse than that of the broader equity market.

The Fidelity High Dividend Index makes up a disproportionate share (45%) of the Fidelity U.S. Equity Income Factor Index TR.  As a result, the performance of the Fidelity U.S. Equity Income Factor Index TR will be driven disproportionately by the performance of stocks with high dividend yields.  Stocks with high dividend yields may underperform the broader equity market.  For example, stocks with high dividend yields are often larger, more established companies.  Such companies may have less growth potential, and thus lower returns, than other companies.  If stocks with high dividend yields underperform the broader equity market, that will increase the likelihood that the Equity Allocation will underperform the broader equity market.

▪	The Factor Indices will not necessarily be composed of the top-scoring stocks in terms of their respective investment factors. Each Factor Index selects stocks based on metrics designed to reflect a particular investment “factor”. However, the Factor Indices do not select stocks based solely on the factor scores. Rather, each Factor Index selects stocks based on a “size-adjusted” factor score. The size-adjustment process may increase or decrease the factor score for a given stock as needed to reduce “size bias” in the index – that is, to ensure that the weighted average market capitalization of the index is comparable to that of the broader market. This may result in the inclusion in a Factor Index of stocks with factor scores well below the mean, and the exclusion of stocks with factor scores well above the mean, in terms of the factor that is the focus of that Factor Index. Moreover, the factor scores are relative measures that compare stocks only to other companies within the same sector (or industry). This is intended to ensure that the sector makeup of the Factor Index is similar to that of the broader market. Finally, the stocks in each Factor Index are not weighted based on their factor scores, but rather under an “equal active” weighting approach that is designed to limit concentration in any single stock. For these reasons, the Factor Indices will be composed of stocks that do not necessarily represent the highest scoring stocks in the relevant investment universe in terms of the relevant factor. The Factor Indices may perform more poorly than they would if they were composed solely of the top-scoring stocks in terms of their respective factors.

PS-10

Citigroup Global Markets Holdings Inc.

▪	The Factor Indices may offset each other. The Equity Allocation consists of the Fidelity U.S. Equity Income Factor Index TR, which is in turn composed of six Factor Indices. The six Factor Indices represent different investment factors. At a time when some of these Factor Indices experience favorable performance, the other Factor Indices may experience unfavorable performance. The unfavorable performance of any poorly performing Factor Indices will offset the favorable performance of any Factor Indices that perform well, reducing the overall performance of the Equity Allocation.

▪	The Index is likely to have significant exposure at all times to the Treasury Index, which has limited return potential and significant downside potential, particularly in times of rising interest rates. The Treasury Index has limited return potential, which in turn limits the return potential of the Index. However, the Treasury Index has significant downside potential, particularly in a rising interest rate environment. Although U.S. Treasury notes themselves are generally viewed as safe assets, the Treasury Index tracks the value of a futures contract on U.S. Treasury notes, which may be subject to significant fluctuations and declines. In particular, the value of a futures contract on a U.S. Treasury note is likely to decline if there is a general rise in interest rates, as the rise in interest rates would reduce the value of the underlying U.S. Treasury notes. In addition, the value of a futures contract on U.S. Treasury notes is likely to decline by more than the decline in the value of the underlying U.S. Treasury notes at a time of rising interest rates, because the futures contract will also be adversely affected by an increase in the implicit financing cost discussed below. As a result, the Treasury Index may decline significantly at a time of rising interest rates. In turn, because the Index is likely to have significant exposure to the Treasury Index at all times, the Index may decline significantly at a time of rising interest rates.

▪	The Index may have significant exposure to hypothetical uninvested cash, on which no interest or other return will accrue. At any time when the realized volatility of the Base Allocation exceeds 5%, the Selected Portfolio will have less than a 100% allocation to the Base Allocation, and the difference will be hypothetically allocated to uninvested cash. Moreover, at any time when the Trend Signal with respect to the Treasury Index indicates a sustained decline, up to 50% of the Fixed Income Allocation will be hypothetically allocated to uninvested cash. Any portion of the Selected Portfolio that is hypothetically allocated to uninvested cash will not accrue any interest or other return. A significant hypothetical allocation to uninvested cash will significantly reduce the Index’s potential for gains. In addition, the index fee will be deducted from the entire Index, including the portion hypothetically allocated to uninvested cash. As a result, after taking into account the deduction of the index fee, any portion of the Index that is hypothetically allocated to uninvested cash will experience a net decline at a rate equal to the index fee.

▪	The excess return deduction will be a significant drag on Index performance. The performance of the Treasury Index is expected to reflect changes in the value of the underlying U.S. Treasury notes, as reduced by an implicit financing cost. In addition, for purposes of the Index, the performance of the Equity Allocation will be calculated after deducting from the performance of the Equity Index a rate equal to the federal funds effective rate. We refer to this deduction, together with the implicit financing cost in the performance of the Treasury Index, as the “excess return deduction”. The excess return deduction will cause the performance of the Treasury Index to be significantly less than the performance of the underlying U.S. Treasury notes, and will cause the performance of the Equity Allocation, as measured for purposes of the Index, to be significantly less than the performance of the Equity Index. The excess return deduction means that the Selected Portfolio will not have positive returns unless the relevant stocks and U.S. Treasury notes appreciate sufficiently to offset the excess return deduction. Because of the excess return deduction, the Selected Portfolio may have negative returns even if the relevant stocks and U.S. Treasury notes appreciate.

The excess return deduction will place a drag on the performance of the Index, offsetting any appreciation of the stocks that make up the Equity Index and the U.S. Treasury notes underlying the Treasury Index, exacerbating any depreciation and causing the value of the Selected Portfolio to decline steadily if the value of those stocks and U.S. Treasury notes remains relatively constant.

▪	The index fee will adversely affect Index performance. An index fee of 0.50% per annum is deducted in the calculation of the Index. The negative effects of the index fee on Index performance will be in addition to the negative effects of the excess return deduction described above.

▪	The Index may fail to maintain its volatility target and may experience large declines as a result. The Index adjusts the Selected Portfolio’s allocations between the Base Allocation and the Uninvested Allocation as often as daily in an attempt to maintain a volatility target for the Index of 5%. The Index makes this adjustment based on backward-looking observations of realized volatility of the Base Allocation. As a result, there may be a significant time lag before a sudden increase in volatility of the Base Allocation is sufficiently reflected in the trailing volatility measures used by the Index to result in a meaningful reduction in exposure to the Base Allocation. Moreover, the Index measures the historical realized volatility of the Base Allocation based on the actual historical value of the Base Allocation on each day in the relevant Look-Back Window. If the Base Allocation today has a different composition – for example, a significantly greater allocation to the Equity Allocation – than it did during the Look-Back Window, the realized volatility of the Base Allocation during the Look-Back Window may not be indicative of the realized volatility of the Base Allocation as constituted today. For these reasons, the Index may experience significantly more than 5% volatility and, if the increase in volatility is accompanied by a decline in the value of the Base Allocation, the Index may incur significant losses.

▪	The Index may perform poorly in temporary equity market crashes. A temporary equity market crash is an event in which the volatility of the Equity Allocation spikes suddenly and its value declines sharply over a short period of time, but the decline is short-lived and the Equity Allocation soon recovers its losses. In this circumstance, although the value of the Equity Allocation after the recovery may return to its value before the crash, the level of the Index may not fully recover its losses. This is because of the time

PS-11

Citigroup Global Markets Holdings Inc.

lag that results from using a look-back period to determine the allocation between the Equity Allocation and the Fixed Income Allocation in the Base Allocation, and in determining the allocation between the Base Allocation and the Uninvested Allocation in the Selected Portfolio.  Because of the time lag, the Index may not meaningfully reduce its exposure to the Equity Allocation until the crash has already occurred, and by the time the reduced exposure does take effect, the recovery may have already begun, so that the Index participates in the recovery on a reduced basis.  In this event, the Index may end up significantly lower after the crash and recovery than it was before the crash, even though the Equity Allocation may have recovered fully.

▪	The performance of the Index will be highly sensitive to the specific parameters by which it is calculated. The Index is calculated pursuant to a rules-based methodology that contains a number of specific parameters. These parameters will be significant determinants of the performance of the Index. There is nothing inherent in any of these specific parameters that necessarily makes them the right specific parameters to use for the Index. If the Index had used different parameters, the Index might have achieved significantly better returns.

▪	The Index will be calculated pursuant to a set of fixed rules and will not be actively managed. If the Index performs poorly, the Index Sponsor will not change the rules in an attempt to improve performance. The Index tracks the hypothetical performance of the rules-based investment methodology described under “Description of the Fidelity Multifactor Yield Index 5% ER” in the accompanying index supplement. The Index will not be actively managed. If the rules-based investment methodology tracked by the Index performs poorly, the Index Sponsor will not change the rules in an attempt to improve performance. Accordingly, an investment linked to the Index is not like an investment in a mutual fund. Unlike a mutual fund, which could be actively managed by the fund manager in an attempt to maximize returns in changing market conditions, the Index rules will remain unchanged, even if those rules might prove to be ill-suited to future market conditions.

▪	The Index has limited actual performance information. The Index launched on December 11, 2019. Accordingly, the Index has limited actual performance data. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the Index’s hypothetical investment methodology. However, any historical performance of the Index is not an indication of how the Index will perform in the future.

▪	Hypothetical back-tested Index performance information is subject to significant limitations. All information regarding the performance of the Index prior to December 11, 2019 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

▪	The Index Sponsor developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology.

▪	The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Index performance information are not necessarily representative of the market conditions that will exist in the future.

It is impossible to predict whether the Index will rise or fall.  The actual future performance of the Index may bear no relation to the historical or hypothetical back-tested levels of the Index.

▪	The Treasury Index administrator and calculation agent is our affiliate and may exercise judgments under certain circumstances in the calculation of the Treasury Index. Although the Treasury Index is rules-based, there are certain circumstances under which the Treasury Index administrator or calculation agent may be required to exercise judgment in calculating the Treasury Index, as described in more detail in the accompanying index supplement. In exercising these judgments, the Treasury Index administrator’s status as our affiliate may cause its interests to be adverse to yours. The Treasury Index administrator and calculation agent are not your fiduciaries and are not obligated to take your interests into account in calculating the Treasury Index. Any actions taken by the Treasury Index administrator or calculation agent in calculating the level of the Treasury Index could adversely affect the performance of the Index.

▪	An investment linked to the Index does not constitute ownership of the stocks or U.S. Treasury note futures contracts or cash included in the Selected Portfolio. The Selected Portfolio is described as a hypothetical investment portfolio because there is no actual portfolio of assets to which any investor is entitled or in which any investor has any ownership or other interest. The Index is merely a mathematical calculation that is performed by reference to hypothetical positions in the stocks, U.S. Treasury notes futures contracts and cash included in the Selected Portfolio, and the other Index rules.

PS-12

Citigroup Global Markets Holdings Inc.

Hypothetical Back-Tested and Historical Index Performance Information

This section contains hypothetical back-tested performance information for the Index.  All Index performance information prior to December 11, 2019 is hypothetical and back-tested, as the Index did not exist prior to that date. Hypothetical back-tested Index performance information is subject to significant limitations. The Index Sponsor developed the Index rules with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology. Furthermore, the hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

The hypothetical back-tested Index information has been calculated by the Index Sponsor. The Index Sponsor has advised us that it has calculated the hypothetical back-tested Index levels by applying the Index methodology substantially as described in the accompanying index supplement to the hypothetical back-tested and historical levels of the Treasury Index and Equity Index. The Treasury Index launched on November 5, 2019, and the Equity Index launched on September 6, 2019. Therefore, the levels of the Treasury Index and Equity Index used to calculate the hypothetical back-tested performance of the Index are themselves hypothetical back-tested levels for all periods prior to their respective launch dates. The hypothetical back-tested levels of the Treasury Index have been calculated by Citigroup Global Markets Limited (in its capacity as index administrator of the Treasury Index) by applying the methodology substantially as described under “Description of the 10Y US Treasury Futures Market Tracker Index” in the accompanying index supplement to the actual published settlement prices of the underlying U.S. Treasury note futures contracts during the back-tested period. The Equity Index Sponsor has advised us that it calculated the hypothetical back-tested levels of the Equity Index based on the actual historical levels of the Factor Indices for the period since their respective launch dates, and based on hypothetical back-tested levels of the Factor Indices calculated by the Equity Index Sponsor for the period prior to their respective launch dates (as indicated under “Description of the Fidelity U.S. Equity Income Factor Index TR” in the accompanying index supplement). The Equity Index Sponsor has advised us that it has calculated the hypothetical back-tested levels of the Factor Indices by applying the methodology substantially as described under “Description of the Fidelity U.S. Equity Income Factor Index TR” in the accompanying index supplement to historical data.

It is impossible to predict whether the Index will rise or fall.  By providing the hypothetical back-tested and historical Index performance information below, we are not representing that the Index is likely to achieve gains or losses similar to those shown.  In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment.  One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance.  The actual future performance of the Index may bear no relation to the hypothetical back-tested or historical performance of the Index.

Hypothetical Back-Tested and Historical Index Performance

The graph below depicts the hypothetical back-tested performance of the Index for the period from January 2, 2008 to December 10, 2019 and historical Index performance for the period from December 11, 2019 to April 29, 2021.

On April 29, 2021, the Closing Level of the Index was 280.5027.

PS-13

Citigroup Global Markets Holdings Inc.

Hypothetical Back-Tested and Historical Selected Portfolio Allocations

The graph below illustrates the hypothetical back-tested composition of the Selected Portfolio from January 2, 2008 to December 10, 2019 and historical composition of the Selected Portfolio for the period from December 11, 2019 to April 29, 2021.  The hypothetical back-tested composition of the Selected Portfolio shown below is subject to the significant limitations on hypothetical back-tested Index information discussed above.  The hypothetical back-tested and historical compositions alike may not be indicative of the future compositions of the Selected Portfolio.  The chart below indicates the percentage weight of each of the Equity Index, the Treasury Index and hypothetical uninvested cash (whether as part of the Fixed Income Allocation or the Uninvested Allocation) in the Selected Portfolio.

The table below shows the average percentage weight within the Selected Portfolio to each of the Equity Index, Treasury Index and hypothetical uninvested cash for the last year and for the last ten years, each as of April 29, 2021, based on the same hypothetical back-tested and historical information shown above.

Average Percentage Weight within Selected Portfolio
	Last 10 years	Last 1 year
Equity Index	32.55%	17.22%
Treasury Index	91.14%	90.11%
Hypothetical Uninvested Cash	9.91%	27.57%

Hypothetical Back-Tested and Historical Excess Return Deduction

The graph below is intended to illustrate the hypothetical back-tested (for the period from January 2, 2008 to December 10, 2019) and historical (for the period from December 11, 2019 to April 29, 2021) effect of the excess return deduction on the performance of the Index by comparing the hypothetical back-tested and historical performance of the Index against a hypothetical “total return” version of the Index.  The “total return” version of the Index is intended to remove the effect of the excess return deduction by adding back the prevailing federal funds effective rate to the daily return of the Equity Allocation and increasing the daily performance of the Treasury Index by the prevailing 3-month U.S. Treasury bill yield.  The 3-month U.S. Treasury bill yield is intended as an approximation of the implicit financing cost inherent in the performance of the Treasury Index but may be less than the actual implicit financing cost.  As a result, the information below may not capture the full negative effect of the excess return deduction.  The hypothetical back-tested performance shown below is subject to the significant limitations on hypothetical back-tested Index information discussed above.  The hypothetical back-tested and historical effects of the excess return deduction may not be indicative of the future effects of the excess return deduction.  The negative effects of the excess return deduction during the term of the notes may significantly exceed the effects illustrated below.

PS-14

Citigroup Global Markets Holdings Inc.

The table below shows the annualized performance of the Index and of the “total return” version of the Index for the last year and for the last ten years, each as of April 29, 2021, based on the same hypothetical back-tested and historical information shown above.  The annualized effect of the excess return deduction on the performance of the Index shown in the table below is calculated as the difference between the annualized performance of the Index and the “total return” version of the Index.

	Annualized Performance
	Last 10 years	Last 1 year
Index	5.49%	3.39%
“Total Return” Index	6.13%	3.49%
Annualized Effect of Excess Return Deduction	0.65%	0.10%

Comparative Information

The graph below depicts the hypothetical back-tested performance of the Index for the period from January 2, 2008 to December 10, 2019 and historical Index performance for the period from December 11, 2019 to April 29, 2021.  For information purposes, the graph also depicts the performance of an excess return version of the S&P 500 Index and an excess return version of the Bloomberg Barclays U.S. Aggregate Bond Index (a bond index that is intended to track the total U.S. investment grade bond market) since January 2, 2008.  The excess return versions of each of the S&P 500 Index and the Bloomberg Barclays U.S. Aggregate Bond Index have been calculated by the Index Administrator by subtracting from the published daily performance of the total return versions of each a notional rate equal to the federal funds effective rate as in effect as of the prior calendar month end.

PS-15

Citigroup Global Markets Holdings Inc.

The relationship between the performance of the Index and the performance of the other indices shown in the graph above is not an indication of how the performance of the Index may compare to the performance of these other indices in the future.  By including performance information for these other indices, no suggestion is made that these are the only alternative indices to which the hypothetical back-tested performance of the Index should be compared.  You should independently evaluate an investment linked to the Index as compared to other investments available to you.  In particular, you should note that the comparison in the graph above is against the “excess return” performance of the other indices, which reflects the performance of a hypothetical investment in these other indices made with borrowed funds and thus bears a hypothetical interest cost.  You should note that an investment linked to these other indices that is not made with borrowed funds would not be reduced by any interest cost.  Accordingly, the performance of the other indices shown in the graph above is less than the performance that could be achieved by a fully funded direct investment (i.e., an investment not made with borrowed funds) in these other indices (or a related index fund).

Using the same information as the graph above, the table below shows the annualized (annually compounded) performance of the Index as compared to excess return versions of the S&P 500 Index and the Bloomberg Barclays U.S. Aggregate Bond Index for the last year, for the last three years and for the last five years.

	Fidelity Multifactor Yield Index 5% ER	S&P 500 Index (ER)	Bloomberg Barclays U.S. Aggregate Bond Index (ER)
Last 1 Year (since April 29, 2020)	3.4%	45.6%	-0.4%
Last 3 Years (since April 29, 2018)	6.0%	17.1%	3.8%
Last 5 Years (since April 29, 2016)	5.1%	16.3%	2.0%
PS-16

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying index supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying index supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes.  We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.  Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes.  Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of  %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $  at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying index supplement, if you are a Non-U.S. Holder (as defined in the accompanying index supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying index supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying index supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying index supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-17

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $12.50 for each note sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $12.50 for each note they sell.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the notes is more than two business days after the pricing date, investors who wish to sell the notes at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes.  We expect to hedge our obligations under the notes through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the notes declines.  This hedging activity could affect the closing level of the Index and, therefore, the value of and your return on the notes.  For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

PS-18

Citigroup Global Markets Holdings Inc.

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying index supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

PS-19

Citigroup Global Markets Holdings Inc.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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PS-20